Exhibit 99.1

Brand Services, Inc. Announces Pricing of Tender Offer and Consent Solicitation With Respect to Outstanding 12% Senior Subordinated Notes Due 2012

KENNESAW, Georgia (January 18, 2007) — Brand Services, Inc. (the “Company”) announced today the pricing terms of the previously announced tender offer and consent solicitation for any and all of its $150,000,000 aggregate principal amount of outstanding 12% Senior Subordinated Notes due 2012, which commenced May 9, 2006.

The total consideration for each $1,000 principal amount of notes validly tendered and not revoked prior to 5:00 p.m., New York City time, on May 22, 2006 (the “Consent Date”) is $1,100.65, which includes a consent payment of $30 (the “Consent Payment”). The total consideration was determined by reference to a fixed spread of 50.0 basis points over the bid-side yield of the 4.0% U.S. Treasury Note due September 30, 2007, which was calculated at 10:00 a.m., New York City time, on January 18, 2007.  The reference yield and the tender offer yield are 5.150% and 5.650%, respectively. Holders of notes tendered on or prior to the Consent Date will also receive accrued and unpaid interest on the notes, if any, from the last interest payment date up to, but not including, the payment date for the offer (the “Payment Date”).

Holders tendering their notes after the Consent Date, but on or prior to 5:00 p.m., New York City time, on February 1, 2007, unless extended, will receive the tender offer consideration of $1,070.65 per $1,000 principal amount of notes tendered, but will not receive the Consent Payment.  In addition, holders of notes tendered after the Consent Date will receive accrued and unpaid interest on the notes, if any, from the last interest payment date up to, but not including, the Payment Date.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on February 1, 2007, unless extended.  As of 5:00 p.m., New York City time, on January 17, 2007, tenders and consents had been received with respect to approximately 98.67% of the outstanding principal amount of the notes.

Holders of notes may not tender notes without delivering consents and may not deliver consents without tendering notes.  The obligation of the Company to accept for payment and purchase the notes in the tender offer, and pay for the related consents, remains conditioned on, among other things, the consummation of the sale of Brand Energy & Infrastructure Services, Inc.’s common stock to FR Brand Acquisition Corp., an entity majority-owned by funds sponsored by First Reserve Corporation, as described in more detail in the offer to purchase and consent solicitation statement.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any notes. The tender offer and the consent solicitation are being made solely pursuant to the offer to purchase and consent solicitation statement and the related letter of transmittal.

The Company has retained Credit Suisse Securities (USA) LLC to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Requests for documents in connection with the tender offer and the consent solicitation may be directed to D.F. King & Co., Inc., the information agent for the tender offer and the consent solicitation, at (800) 949-2583.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that are subject to risks and uncertainties.  Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  These statements may include words such as “anticipate,” “believe,” “estimate,” “could,” “expect,” “future,” “intend,” “plan,” “predict,” “project,” “will” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Our future results could differ materially from those expected or anticipated in the forward-looking statements.